Exhibit 99.1

White River Energy and BitNile Holdings’ Subsidiary, Ault Energy, Successfully Complete Drilling Project in Holmes County, Mississippi

This Is the First Project to Be Drilled by the Previously Announced Partnership Between White River and Ault Energy

The Partnership Plans to Jointly Drill Approximately 100 Oil Wells Over the Next 5 Years

LAS VEGAS, NV & FAYETTEVILLE, AR, October 6, 2022 (BUSINESS WIRE) – BitNile Holdings, Inc. (“BitNile”) (NYSE American: NILE) and White River Energy Corp (“White River”) (OTC: FRTM), today announced that Ault Energy, LLC (“Ault Energy”), a wholly owned subsidiary of BitNile, and White River Operating LLC (“WR Ops”), a wholly owned subsidiary of White River, have successfully completed drilling a 9,531 foot well, the Harry O’Neal 20-9 No. 1 (the “O’Neal No. 1 Well”), on White River’s oil and gas mineral lease in Holmes County, Mississippi. The O’Neal No. 1 Well was logged on Tuesday, October 4, 2022, by an independent Fortune 500 oilfield services company and had productive oil results across multiple pay-zones in the Smackover formation.

WR Ops has commenced the completion process on the O’Neal No. 1 Well and anticipates pumping the O’Neal No. 1 Well in mid-October 2022 as an economically viable oil well. White River and BitNile will issue a subsequent press release to communicate to their investors the initial production results as well as an estimate of oil reserves within the O’Neal No. 1 Well’s reservoir.

BitNile obtained participation rights with respect to the O’Neal No. 1 Well and future oil wells when it invested $12 million in Ecoark Holdings, Inc. (“Ecoark”) (Nasdaq: ZEST) on June 8, 2022. Ecoark beneficially owns approximately eighty-three percent (83%) of White River’s capital stock. BitNile, through Ault Energy, exercised its participation right and acquired a forty percent (40%) working interest in the O’Neal No. 1 well, which is the first project in an expected long-term partnership between White River and BitNile, which was previously announced in July 2022 with the intention to drill approximately 100 oil wells over five years.

“The recent success of our development drilling strategy at Horseshoe Lake in Holmes County, MS via our vertically integrated business model is an exciting first step in our relationship with Ault Energy,” stated Randy May, Executive Chairman of White River.

BitNile Founder and Executive Chairman Milton “Todd” Ault, III, who also serves as the Manager of Ault Energy, stated, “We are pleased to announce the successful drilling of an economically viable producing oil well. My team and I conducted a site visit to the in-progress drilling project in September 2022, and we were very impressed with White River’s drilling operations, management, and geological capabilities. We look forward to participating in additional drilling projects with White River over the next several months.”

White River’s next drilling project is expected to be a 14,000’ deep vertical oil well in the Wilcox, Austin Chalk, and Tuscaloosa Marine Shale formations in the Coochie Oil Field in Concordia Parish, LA. White River also plans to drill three consecutive deep vertical drilling projects at approximately 13,000’ in the Rodessa and Hosston sand formations on the Pisgah Field Lease in Rankin County, MS.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

About White River Energy Corp

White River is a vertically integrated oil and gas exploration and production company. White River is engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Louisiana and Mississippi.

Cautionary Note Regarding Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion of the O’Neal No. 1 Well and its prospects, the plan to drill up to 100 wells and White River’s near-term drilling plans in Louisiana and Mississippi. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and neither BitNile nor White River undertakes any obligation to update any of these statements publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. In addition to risks relating to the continuation of high oil prices, enhanced federal regulation of oil and gas drilling mining and efforts led by the federal and certain state governments to favor electric vehicles and eliminate fossil fuel vehicles, investors should review risk factors, that could affect either or both of BitNile’s and White River’s respective businesses and financial results which are included in BitNile’s and Ecoark’s respective filings with the U.S. Securities and Exchange Commission, including, but not limited to, their respective Forms 10-K, 10-Q and 8-K. All such filings are available at www.sec.gov and on the companies’ websites at www.BitNile.com and https://white-river.com, respectively. Ecoark’s risk factors are limited to its former oil and gas exploration and drilling business, which White River acquired from it this past summer and not its oil and gas transportation services business, which it also disposed of recently, or other businesses.

BitNile Holdings Investor Contact:	IR@BitNile.com or 1-888-753-2235

White River Energy Investor Contact:	IR@white-river.com or 1-800-203-5610